Exhibit 15.1

November 9, 2009

West Marine, Inc.

500 Westridge Drive

Watsonville, CA 95076

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of West Marine, Inc. and subsidiaries as of October 3, 2009 and for the 13-week and 39-week periods ended October 3, 2009, as indicated in our report dated November 9, 2009; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended October 3, 2009 is incorporated by reference in Registration Statements No. 333-02903, No. 333-04712, No. 333-87124, No. 333-102109, No. 333-125291, No. 333-134031, No. 333-143285, No. 333-151290, and No. 333-159501 of West Marine, Inc., all on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ GRANT THORNTON LLP

San Francisco, California